THESTREET.COM REPORTS RECORD QUARTERLY NET REVENUE

Net Revenue Reaches $9.1 Million, Up 43% Year-over-Year

NEW YORK, July 22, 2004 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of independent research, financial commentary, analysis and news, today announced its financial results for the second quarter 2004, which includes net revenue of $9.1 million, the highest in the Company’s history.

Second Quarter 2004 Results

•	Net revenue was $9.1 million in the second quarter 2004, a 43% improvement over the same period last year and a 15% increase from the first quarter.
•	TheStreet.com (electronic publishing segment) recorded net revenue of $7.9 million, a 27% increase over the same period last year and up 11% over last quarter.
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Independent Research Group LLC (IRG) (securities research & brokerage segment) recorded net revenue of $1.2 million, a 56% increase over the first quarter. As the Company began accepting commissions on May 13, 2003, a year-over-year comparison is not meaningful.

•	Deferred revenue was $8.6 million, a 25% year-over-year increase and a 6% increase from last quarter. This represents subscription bookings that will be recognized as revenue in future quarters.
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Net loss was ($0.1) million or less than ($0.01) per share, a 90% improvement compared to the ($1.3) million, or ($0.05) per share, for the same period of 2003 and a 92% improvement from last quarter’s net loss of ($1.6) million, or ($0.06) per share.

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The Company ended the quarter with a cash balance of $30.9 million, up 9% over the same period last year and up 3% sequentially. This was achieved even with a continued cash investment in our wholly owned broker-dealer subsidiary Independent Research Group.

•	TheStreet.com’s (electronic publishing segment) net income was $1.3 million
•	Independent Research Group’s (securities research & brokerage segment) net loss was ($1.4) million.
•	Total cash flow was $0.9 million, a $0.6 million increase over the second quarter 2003, and an expected $0.6 million reduction from last quarter’s cash flow of $1.5 million.
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The number of subscribers reached 76,200, up 21% over the same period last year and a 2% increase from first quarter 2004. The average annual revenue per subscriber was $302, an increase of 9% over second quarter of 2003 and flat from last quarter.

“I am happy to report the highest quarterly net revenue in our history,” said Thomas J. Clarke Jr., chairman and chief executive officer of TheStreet.com. “Subscription revenue increased 5%; advertising revenue improved 34%; and commission revenue grew 56% sequentially. The strong results in our electronic publishing business and our securities research & brokerage business speak for themselves. I am extremely pleased that IRG continues to exceed our internal expectations and look forward to their continued progress. We continue to see growth opportunities in both businesses and continue to look for opportunities that will allow us to accelerate growth even faster.”

Revenue Streams

TheStreet.com (Electronic Publishing Segment)

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Subscription revenue for the second quarter 2004 grew to $5.7 million, 31% higher than the same quarter last year and a 5% increase from the first quarter 2004. This increase marks the Company’s thirteenth consecutive quarter of subscription revenue growth.

•	Advertising revenue was $1.9 million for the second quarter 2004, a 30% increase over the same quarter in 2003 and an increase of 34% from last quarter.
•	Subscription bookings for the second quarter totaled $6.2 million, an increase of 32% over the same quarter in 2003 and an expected seasonal reduction of 7% from the first quarter 2004.

Independent Research Group (Securities Research & Brokerage Segment)

•	Commission revenue for the quarter exceeded $1.2 million, up 56% from last quarter. As the Company began accepting commissions on May 13, 2003, a year-over-year comparison is not meaningful.

“TheStreet.com’s record revenue demonstrates the success of our unwavering commitment to investing in, and developing, our diverse revenue streams,” said Lisa A. Mogensen, chief financial officer of TheStreet.com. “This success, evident across both of our business segments, contributes to our long term objective of positioning the company for continued growth this year and beyond.”

Expenses

•	Total operating expenses were $9.3 million in the second quarter, an increase of 20% over the same period last year and down 2% from last quarter.
•	The expenses at TheStreet.com (electronic publishing segment) were down $0.2 million or 3% over the same period last year and down $0.7 million or 10% from the first quarter level.
•	The expenses at Independent Research Group (securities research & brokerage segment) were up $1.8 million or 224% over the same period last year and up $0.5 million or 25% from the first quarter.

Second Quarter 2004 Highlights

TheStreet.com (Electronic Publishing Segment)

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Following its strategy of creating products that offer very specific investment strategies to follow, the Company launched “TheStreet.com Stocks Under $10,” a subscription email alert service designed to help active market participants invest in stocks priced below $10 a share. The Company continues to extend its core business by creating and enhancing its consumer and professional products geared toward a diverse group of investors.

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Leading financial journalist Jon Markman and financial industry analyst Charles (Chuck) L. Hill, CFA, joined TheStreet.com as contributing writers for “RealMoney.com.” Markman is writing a daily stocks column and Hill is examining corporate earnings trends, as well as providing analysis of the market and economy. The addition of Markman and Hill furthers TheStreet.com’s strategy of continuing to fine tune its subscription offerings to provide more money-making investment ideas.

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The Company is implementing Revenue Science’s on-demand technology. This technology will enable TheStreet.com to deliver highly-targeted messaging, publishing and ad delivery based on site traffic behavior. Additionally, TheStreet.com advertisers can reach the appropriate target audiences more effectively, enhancing site efficiency, revenue and user experience.

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TheStreet.com expanded its Consumer Sales and Marketing Group during the quarter. The Investor Education Division was created to manage and grow the Company’s conference and seminar business. Together with its radio broadcast partner WOR Radio710am, TheStreet.com will present the financial fair “A Day with Jim Cramer” on October 16 in New York City.

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TheStreet.com was honored by three organizations during the quarter. TheStreet.com was named one of PC Magazine’s “2004 Top 100 Classic Sites” in the business and finance category; received the Financial Communications Society’s “Silver Portfolio Award” (Interactive/Consumer Retail category); and was the only online finalist in the “Gerald Loeb Awards for Distinguished Business and Financial Journalism.”

Independent Research Group (Securities Research & Brokerage Segment)

•	IRG continues to increase its client base and during the quarter had more than 100 clients utilizing its trading capabilities.
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In line with its strategy of offering greater services to institutional clients, IRG organized 121 one-on-one client meetings with management teams of covered companies. The firm also hosted nine group management presentations in which 57 clients attended.

•	IRG continued to expand its institutional sales operations by establishing a Boston presence specifically geared to cover northeast accounts, one of the main investment centers in the United States.

TheStreet.com will conduct a conference call today, July 22, 2004 at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the web cast of its call at http://www.thestreet.com/earnings

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading provider of independent research, financial commentary, analysis and news. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based website, “RealMoney.com” is accompanied by the professionally oriented subscription sites, “Street Insight,” “RealMoney Pro Advisor,” and the free, flagship site, “TheStreet.com.” The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions. TheStreet.com’s wholly-owned subsidiary, Independent Research Group LLC (IRG), develops independent research and services focused exclusively on meeting the performance needs of hedge funds and money managers. IRG’s proprietary equity research provides in-depth, action-oriented investment ideas from its in-house, top-tier industry analysts, without the conflicts created by investment banking, underwriting and proprietary trading.

“Cash flow,” as used in this news release, means the increase in the Company’s cash, investments and restricted cash from the prior period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it focuses on the creation, or lack thereof, of cash driven by operating manager’s performance. This measure is used by our chief operating decision maker to make decision about resources allocation within the Company and to assess overall performance, and is among the primary measures used by management for planning and forecasting of future periods. Furthermore, this measure is one of several components of incentive compensation targets for certain management personnel and other significant employees. Since TheStreet.com has historically reported this non-GAAP result to the investment community, the Company believes the inclusion of this non-GAAP financial measure provides consistency in our financial reporting. The Company further believes that use of the term “cash flow” allows investors to view financial performance in a manner similar to the method used by the Company’s management, which helps improve their ability to understand the Company’s operating performance.

$MM	For the Quarter Ended

	June 30, 2004	March 31, 2004	June 30, 2003

Total cash flow per press release	$0.9	$1.5	$0.3
Increase in restricted cash	(0.4)	—	—
Decrease (increase) in short term investments	—	2.0	(1.5)

Change in cash and cash equivalents	$0.5	$3.5	($1.2)

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company’s SEC filings), which could cause actual results to differ.

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THESTREET.COM, INC.
BALANCE SHEETS
($ in thousands)

	June 30, 2004	Dec. 31, 2003

ASSETS
Current Assets:
Cash, restricted cash and short-term investments	$28,557	$26,558
Accounts receivable - net	1,959	1,638
Other receivables	253	417
Prepaid expenses and other current assets	1,722	1,304

Total current assets	32,491	29,917
Property and equipment - net	2,560	2,553
Other assets	288	343
Goodwill and intangibles - net	2,484	2,484
Restricted cash	2,305	1,900

Total assets	$40,128	$37,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$5,468	$3,932
Deferred revenue	8,628	6,839
Note payable	93	90
Other current liabilities	40	72

Total current liabilities	14,229	10,933
Note payable	174	221
Other liabilities	55	56

Total liabilities	14,458	11,210

Stockholders’ Equity:
Stockholders’ equity	25,670	25,987

Total liabilities and stockholders’ equity	$40,128	$37,197

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is now classified as a noncurrent asset, and our cash is classified in two places on the above balance sheet.

Cash, restricted cash, and short-term investments	$28,557	$26,558
Restricted cash	2,305	1,900

Total cash, current and noncurrent restricted cash and short-term investments	$30,862	$28,458

THESTREET.COM, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	For the Three Months Ended June 30		For the Six Months Ended June 30

	2004	2003	2004	2003

Net revenue:
Subscription	$5,688	$4,350	$11,097	$8,622
Advertising	1,915	1,476	3,343	2,677
Commission	1,209	167	1,986	167
Other	331	401	637	584

Total net revenue	9,143	6,394	17,063	12,050

Operating expense:
Cost of services	4,006	3,582	8,083	6,993
Sales and marketing	3,115	1,694	6,196	3,353
General and administrative	2,029	1,860	4,218	3,616
Depreciation and amortization	196	607	408	1,373
Noncash compensation	—	33	—	271

Total operating expense	9,346	7,776	18,905	15,606

Interest income, net	73	109	144	227

Net loss	$(130)	$(1,273)	$(1,698)	$(3,329)

Net loss per share - basic and diluted:	$(0.01)	$(0.05)	$(0.07)	$(0.14)

Weighted average basic and diluted shares outstanding	24,569	23,853	24,405	23,753

Contact:

TheStreet.com
Wendy Tullo, 212-321-5493
wendy.tullo@thestreet.com